Exhibit 99.1

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

2012 THIRD QUARTER REPORT

November 2012

Dear Fellow Stockholder:

From an acquisition perspective, the momentum we generated in the first and second quarters of this year carried well into the third quarter.  We augmented our goal of deploying the capital we raised through the closing of our offering by the end of 2012.  The process of placing high quality assets under contract, completing due diligence, ascertaining that our strict acquisition standards are met and then closing a property can be challenging in today’s competitive environment.  This process requires a well coordinated effort among several groups within our organization.  When we achieve a high level of success as evidenced by the results of our acquisition program, we take pride in the teamwork displayed by all.  It’s the cornerstone upon which our business is built.

Financial results depend upon a combination of targeted acquisition strategy and opportunistic borrowing.  Our goal has been to finance our properties with lower leverage debt at highly competitive interest rates.  We believe we have successfully executed our business plan in that regard and anticipate future earnings will continue to reflect the benefits of this strategy.

A profile of our portfolio through the end of the third quarter includes:

•                 118 retail properties, 3 office properties and 2 industrial properties totaling 9.5 million square feet

•                 2 multi-family properties totaling 444 units

•                 Properties located in 27 states

•                 Average economic occupancy of approximately 97.8%

•                 Total properties had a combined purchase price of approximately $1.8 billion

The Inland Diversified executive management team will be discussing our operating results on an earnings webcast on Thursday, December 13 at 2:00 p.m. CDT.  You may register for the webcast under the “Investor Relations – News/Presentations” section of our website at www.inlanddiversified.com.  We hope you can join us.

We are proud of our sponsor’s successful track record, its 40 years of integrity, and Inland Diversified’s ongoing commitment not to pay any portion of your distribution out of offering proceeds.  We sincerely appreciate and thank you for your investment in Inland Diversified.

Sincerely,

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks	Barry L. Lazarus
Chairman of the Board	President and Chief Operating Officer

Enclosure

cc: Trustee

Broker-Dealer

Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.